Exhibit 99.1
Matrixx Initiatives, Inc. Reports 31% Increase in Second Quarter Sales
Management Reiterates 2006 Guidance; Expecting Annual Sales to Increase 25%-35%
and 15%-25% Net Income Growth
PHOENIX, July 24, 2006; Matrixx Initiatives, Inc. (Nasdaq: MTXX), a high growth, over-the-counter healthcare company that develops and markets products that provide consumers with “better ways to get better®,” today announced financial results for the second quarter and six month period ended June 30, 2006. Second quarter revenue increased 31% to $8.2 million compared to approximately $6.3 million for the second quarter of 2005. Due to the seasonal nature of the Company’s business, second quarter sales generally account for less than 10% of annual sales, and the Company has historically recorded a loss for the quarter. The Company reported a net loss for the quarter of approximately $(1.9) million, or $(0.19) per share, compared to a net loss of $(505,000), or $(0.05) per share, in the second quarter of 2005. The increase in net loss is primarily due to significant spending on research and development and increased legal expense. The Company did not record any reimbursement from insurance carriers for legal expense during the second quarter of 2006, while second quarter 2005 results reflected $600,000 in insurance reimbursements.
For the first half of 2006, revenues increased to approximately $25.9 million, or 22% above the $21.2 million in net sales for the first half of 2005. Year-to-date, the Company experienced a net loss of approximately $(1.8) million, or $(0.18) per share, versus net income of $391,000, or $0.04 per share, for the first half of 2005. Net loss and loss per share for the first six months of 2006 reflect the lower overall cough and cold category growth in the first quarter of 2006, along with higher expenses associated with research and development, marketing, and increased legal expense. Legal expense for the first half of 2005 reflected reimbursement of $1.4 million (approximately $840,000 net of tax) for a portion of legal expense incurred in defense of product liability lawsuits. There was no reimbursement of legal expenses recorded during the first half of 2006 and we do not expect to recognize additional reimbursements from our insurance carriers for legal expense incurred in future periods.
Carl Johnson, President and Chief Executive Officer, said, “During the second quarter, we continued to invest heavily in research and development activities focused on our new products for 2006, as well as the oral care and antacid products we are pursuing. During the first half of 2006, our research and development spending has doubled to approximately $3 million. We have finished the development of our three new Zicam products (Cold Remedy RapidMelts™ + C, Cold Remedy ChewCaps, and Cough Melts), and will begin shipping these items to retailers this quarter. We are beginning the initial sell-in for the 2006/2007 cold season and are encouraged about the growth prospects for this year. We reviewed sales of all of our products to rationalize our product line and decided to discontinue three of our cough items (Honey-Lemon, Kids, and Kids +D) and Zicam Nasal Moisturizer. We expect the three new items introduced this year, which will generally replace the space allocated to the discontinued items, will have higher sales per point of distribution than the discontinued items and generate more sales for our retail customers. Initial acceptance of our new items has been very high, with our top ten customers accepting, on average, two of the three new items.”
“We expect to build upon the success of last season’s successful marketing plan and testimonial advertising by reaching more consumers than ever before. There will be more samples given out to increase trial and our media plan will insure our commercials are seen and heard more often. This year’s commercials will feature additional Zicam users and we will reach consumers on prime-time network television, daytime and cable television, as well as radio during morning and afternoon drive-times.”
Mr. Johnson continued, “With our robust marketing plans and new products, we continue to expect 2006 annual sales to increase 25%-35% over the $90.5 million recorded in 2005. We also expect net income growth of 15%-25% above the $7.6 million level realized in 2005, which excludes the impact of an $8.5 million (approximately $5 million net of tax) charge recorded in the fourth quarter of 2005 for settling Arizona product liability litigation and recording a reserve for the remaining product liability lawsuits and tax credits of approximately $477,000.”
“In addition, we have completed two clinical studies regarding our oral care product and the results have been quite promising. Ongoing development will include additional clinical studies as well as consumer research to further develop and strengthen our new product concepts and claims.”
According to William Hemelt, Executive Vice President and Chief Financial Officer, “Operating expenses continue to be negatively impacted by legal expense. Legal expense was approximately $2.8 million in the second quarter of 2006, compared to approximately $1.4 million in legal expense in the second quarter of 2005. The increase was due to the ongoing product liability issues and responding to the previously announced FTC inquiry. For the first six months of 2006, legal expense was $4.1 million compared to approximately $3.5 million in the first half of 2005. In addition there was approximately $1.4 million insurance reimbursement recorded in the first half of 2005, resulting in net legal expense of $2.1 million, while no reimbursement was recorded, or is expected to be recorded, during 2006. We will work on resolving the remaining lawsuits and expect to continue to incur significant legal expense for the rest of 2006. In addition, research and development spending was particularly robust during the first half of this year due to the scale-up of our three new products and the advancement of our oral care and antacid concepts. We expect the rate of research and development spending will be lower in the second half of the year, resulting in annual research and development expense of 4% to 6% of 2006 net sales.”
Mr. Hemelt continued, “Gross margin was 71% for the second quarter of 2006, down from 73% during the second quarter of 2005. A reengineered flu relief product is nearing completion and the new automated Cold Remedy Swab equipment is expected to be online by the fourth quarter. We expect the cost reductions related to these product improvements to begin in the fourth quarter and will be fully realized in the first quarter of 2007. Operating expenses in the second quarter were also affected by approximately $600,000 (approximately $120,000 after tax) in cough mist items that were donated to a charity devoted to healthcare in the developing world. These cough items included products we are discontinuing and re-branding without the “Mist” nomenclature. We have continued to build inventory to smooth our manufacturing over the year and be fully prepared for the upcoming cold season. We believe our current inventory level is adequate to meet the demand associated with display building activities and the sell-in for the cold season. Generally, sales in the third and fourth quarters represent 75% of our annual sales”
There will be a teleconference Tuesday, July 25, 2006 at 11:00 a.m. EDT to discuss second quarter financial results and answer questions. To access the teleconference, please call (877) 356-5706 (domestic) or (706) 643-0580 (international). To listen to the teleconference via the Internet, log onto http://www.matrixxinc.com and click on the second quarter 2006 teleconference icon. A replay of the teleconference will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 2912368 for 3 days following the call, and the web cast will be archived on the Company’s website, http://www.matrixxinc.com, for 30 days.

Second Quarter 2006 Consolidated Financial Results

	2006	2005	2006	2005
($000s)	2nd Qtr	2nd Qtr	YTD	YTD
Net Sales	$8,206	$6,255	$25,882	$21,236
Cost of Sales	2,405	1,685	8,270	5,922

Gross Profit	5,801	4,570	17,612	15,314
Operating Expenses	7,578	4,530	18,271	13,353
Research and Development	1,863	965	2,990	1,465

Income (Loss) from Operations	(3,640)	(925)	(3,649)	496
Total Other Income	135	125	309	186

Net Income (Loss) Before Tax	(3,505)	(800)	(3,340)	682
Income Tax Expense (Benefit)	(1,647)	(295)	(1,579)	291

Net Income (Loss)	$(1,858)	$(505)	$(1,761)	$391

Net Income (Loss) per Diluted Share	$(0.19)	$(0.05)	$(0.18)	$0.04
Average Shares Outstanding (mil)	9.7	9.5	9.6	9.7
Selected Balance Sheet Information

($000s)	June 30, 2006	Dec. 31, 2005	June 30, 2005
Cash and Marketable Securities	$7,618	$12,267	$13,431
Accounts Receivable — Trade	$4,320	$28,719	$4,127
Inventory	$15,879	$8,803	$7,337
Restricted Cash	$500	$5,000	$5,000
Total Assets	$66,316	$88,751	$53,951
Current Liabilities	$13,774	$37,125	$8,137
Working Capital	$31,090	$27,459	$23,800
Total Debt	$0	$0	$0
Shareholders’ Equity	$49,026	$48,110	$44,897
About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of over-the-counter healthcare products that utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® and Nasal Comfort™ products in the cough and cold category. The Company’s flagship product, Zicam Cold Remedy nasal gel, is a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy in five oral delivery forms (including the new Zicam RapidMelts™ + Vitamin C and Zicam ChewCaps™); three Zicam allergy and congestion relief products, four Zicam Cough Spray items and our new Zicam Cough Melts, four Zicam Cold & Flu Relief products, and two Nasal Comfort products. For more information regarding Matrixx products, go to www.Zicam.com. To find out more about Matrixx Initiatives, Inc (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, Chief Financial Officer, 602-385-8888, or Bill Barba, Manager of Investor Relations, at 602-385-8881. Matrixx is located at 4742 N. 24th Street, Suite 455, Phoenix, Arizona 85016.

Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “plan,” “anticipate,” and other similar statements of expectation identify forward-looking statements and include statements regarding: (i) our belief that customers will accept new items (ii) our belief that significant growth opportunity continues to exist; (iii) our expectation of achieving 2006 sales and earnings guidance; (iv) our expectation of new products shipping in the third quarter of 2006 and generating higher sales per point of distribution than recently discontinued items; (v) our expectations regarding levels of research and development, legal, and marketing expenses in 2006; (vi) our expectations regarding the success of our marketing plans for the upcoming cold season; (vii) our expectations regarding cost reductions related to product improvements; (viii) our expectations regarding the adequacy of our inventory for the upcoming cold season: (iv) our expectations regarding expansion into new categories; and (x) our expectation of improving our gross margins in the future. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include: (a) the severity of the next cold season; (b) the possibility that future sales of our products will not be as strong as expected; (c) the possibility that supply issues may impact future sales of our products; (d) the possibility that our products may face increased competition or negative publicity; (e) the potential impact of current and future product liability litigation; (f) regulatory issues or public relations challenges; (g) the possibility of delays or other difficulties in implementing new product improvements and introducing to the marketplace new products and brands; (h) and the possibility that expenses, including legal expenses, product reserves, and expenses associated with adverse litigation outcomes and the pending FTC inquiry, may exceed budgeted amounts. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed in March 2006, under the heading “Risk Factors,” filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.
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